Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Jack McGinnis
+1.414.906.7977
jack.mcginnis@manpowergroup.com

ManpowerGroup Announces New Share Repurchase Program

MILWAUKEE (August 6, 2021) – ManpowerGroup (NYSE: MAN) today announced that its Board of Directors has authorized a new share repurchase program under which the Company may repurchase up to 4 million shares of its common stock.

The new repurchase program is in addition to the share repurchase program authorized in August 2019, of which approximately 1.9 million shares remained available for repurchase as of June 30, 2021.

Purchases under the new share repurchase program may be made from time to time through open market purchases, block transactions, privately negotiated transactions or other facilities.

Additional financial information about ManpowerGroup, including stock history and annual shareholder reports, can be found at http://investor.manpowergroup.com.

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ABOUT MANPOWERGROUP

ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing and managing the talent that enables them to win. We develop innovative solutions for hundreds of thousands of organizations every year, providing them with skilled talent while finding meaningful, sustainable employment for millions of people across a wide range of industries and skills. Our expert family of brands – Manpower, Experis and Talent Solutions – creates substantially more value for candidates and clients across more than 75 countries and territories and has done so for over 70 years. We are recognized consistently for our diversity - as a best place to work for Women, Inclusion, Equality and Disability and in 2021 ManpowerGroup was named one of the World's Most Ethical Companies for the 12th year - all confirming our position as the brand of choice for in-demand talent.